Contact:	Michelle Del Guercio Vice President, Marketing 818.880.6700 x8688

UFOR IMMEDIATE RELEASE:

ASPYRA TREPORTS RESULTS OF OPERATIONS FOR THE
FIRST QUARTER ENDED MARCH 31, 2009

CALABASAS, CALIFORNIA, May 15, 2009 - Aspyra, Inc. (AMEX: APY), a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the first quarter ended March 31, 2009.

Sales were $1,922,657 for the first quarter of fiscal 2009 compared with sales of $2,164,565 for the comparable quarter ended March 31, 2008.  The Company incurred a net loss of $1,484,633 or basic and diluted loss of $.12 for the quarter ended March 31, 2009, compared to a net loss of $1,194,399 or basic and diluted loss per share of $.10 for the quarter ended March 31, 2008.  Basic and diluted shares outstanding for each period were 12,437,150 and 12,437,150, respectively.  The Company had $584,295 of cash on hand at the end of the quarter.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the first quarter of fiscal 2009 were ($632,546) as compared to EBITDA of ($602,295) for the first quarter of fiscal 2008 and EBITDA of ($704,998) for the fourth quarter of 2008.

Chief Executive Officer Rodney Schutt stated, “Though our first quarter results reflect a loss, we are showing positive EBITDA movement, which indicates our progress towards achieving profitable growth as a result of operational efficiencies recently put into place.”  He continued, “In addition, with a growing pipeline from the Company’s direct sales and marketing efforts, existing customer support renewals and our recent contract signing with Health Diagnostics, a multi-location national provider of outpatient diagnostic services, we are able to demonstrate our continued ability to provide full-featured solutions for the complex imaging marketplace.”

Aspyra, Inc.
Operating Results

	Three Months Ended March 31,
	2009	2008

Net system sales and service revenues	$1,922,657	$2,164,565
Total costs of products and services sold	1,069,235	1,217,814
Selling, general and administrative expenses	1,485,247	1,480,847
Research and development expenses	438,872	596,451
Operating loss	(1,070,697)	(1,130,547)
Net loss	(1,484,633)	(1,194,399)
Basic and diluted loss per share	(.12)	(.10)
Average shares outstanding – basic and diluted	12,437,150	12,437,150

Presentation of Non-GAAP Information

The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the management of Aspyra believes is useful to investors in evaluating the Company's results.  EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and certain non-cash charges, specifically Aspyra’s non-cash compensation charges. These items are not included in EBITDA as management considers the charges to be items that are not indicative of the performance of its underlying business. EBITDA is presented because it is commonly used by certain investors and analysts to evaluate a company's ability to service debt. However, our method of computation may not be comparable to similarly titled measures reported by other companies. In addition, EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for Net income/(loss), Income/(loss) from operations, Cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The most directly comparable financial measure under GAAP to EBITDA is Income/(loss) from operations.

Supplemental Data (Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
	March 31,	March 31,	December 31,
	2009	2008	2008

EBITDA RECONCILIATION:

Net loss	(1,484,633)	(1,194,399)	(2,075,756)
Add back items:
Interest expense, net	413,936	63,852	160,506
Income taxes	-	-	8,371
Depreciation expense	87,848	113,492	71,436
Amortization expense	142,688	125,121	154,057
Amortization of intangibles	172,125	172,125	172,125
Impairment of goodwill	-	-	576,434
Other non-cash charges	35,490	117,514	227,829
EBITDA	(632,546)	(602,295)	(704,998)

Aspyra is a global provider of Health Care Information Technology (HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers and orthopedic environments. Aspyra's highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, visit HUwww.aspyra.comUH.

USafe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra’s markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement.  Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today the date of this press release, including management's own knowledge and assessment of the Company’s industry and competition.  Factors that could cause Aspyra’s actual results to differ materially from these forward-looking statements include among others: the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries.  The Company refers interested persons to its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements.  The Company assumes no duty to update its forward-looking statements.